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                                                                     EXHIBIT 4.8

                                 PROMISSORY NOTE

                                                                OCTOBER 19, 2004

U.S. $2,750,000

     FOR VALUE RECEIVED, the undersigned NORD RESOURCES CORPORATION, a company organized under the laws of Delaware (THE "COMPANY" OR "BORROWER"), promises to pay to the order of Regiment Capital III, L.P., a limited partnership organized under the laws of Delaware ("HOLDER"), the principal sum of $2,750,000, with simple interest accruing daily from the above-referenced date, until paid at a rate of 10% per annum. Interest shall be paid monthly in cash on the first day of each month commencing November 1, 2004. The Company may prepay this Note in whole or in part at any time without premium or penalty (other than for such premium as is contemplated in Section 4 hereof in connection with a mandatory repurchase of this Note). Notwithstanding the foregoing, upon the occurrence of a Default and during the continuance of a Default, the principal balance then outstanding shall accrue interest at a rate of twelve (12) percent.

     This Promissory Note (the "NOTE") is being issued to the Holder in connection with a bridge loan (the "Loan") provided to the Company by the Holder.

     The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

          1. MATURITY DATE. The principal balance hereof, and accrued but unpaid interest thereon, shall be due and payable on October 1_, 2005.

          2. LOSS OF NOTE. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Note, if mutilated, the Company will execute and deliver a new Note of like tenor and date. Any such new Note executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Note so lost, stolen, destroyed, or mutilated shall be at any time enforceable by anyone.

          3. DEFAULT.

          (a) The Holder may declare the entire unpaid principal and accrued interest on the Note immediately due and payable, by notice in writing to the Company if any of the following events (each such event being a "DEFAULT") shall occur:

          (1) the Company shall fail to pay the principal and accrued but unpaid interest of the Note on any date such items are due (provided that the Company shall

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               have a period of three (3) calendar days from any such date within which to cure such default(s);

          (2) any representation or warranty made by the Company to the Holder herein or in any other document, instrument or agreement executed by the Company in connection with the Loan (as amended or extended from time to time and in effect, each, a "Loan Document," and collectively, with the Note, the "Loan Documents") shall fail to be true and correct in any material respect;

          (3) the Company shall fail to observe or perform any of the covenants, agreements or obligations contained in the Note or any other Loan Document in any material respect;

          (4) Proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it under the Bankruptcy Act, or any other applicable federal or state law, or the consent by it, or acquiescence in, the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official of the Company, or of any substantial part or its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due;

          (5) Within sixty (60) days after the commencement of proceedings against the Company seeking any bankruptcy, insolvency, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or the stay of any such order or proceedings shall thereafter be set aside, or, within thirty (30) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall have not been vacated;

          (6)  the Company shall dissolve or take steps toward dissolution;

          (7) final judgments which exceed an aggregate of $100,000 shall be rendered against the Company or its subsidiaries and shall not have been paid, discharged or vacated within forty-five (45) days after entry or filing of such judgments; and

          (8) any event of default (as such term is defined under any applicable underlying agreement) of any of the Company's indebtedness in excess of $25,000 in the aggregate shall occur or any failure of the Company to pay any such indebtedness when due shall occur.


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          (b) Remedies Upon Default. Upon the occurrence, and at any time during the continuance of, any Default, the Holder, without the need for presentment, demand, protest, or other notice of any kind, may declare all unpaid principal of the Note and the interest thereon to be immediately due and payable and the same shall become immediately due and payable upon such declaration and the Holder may pursue any remedy available to Holder at law or in equity; provided, however, that in the event of any Default under clauses (4) or (5) above, all unpaid principal hereof and interest hereunder shall automatically become immediately due and payable, without the need for declaration, presentment, demand, protest, or other notice of any kind.

     4. MANDATORY REPURCHASE OF NOTES. As soon as possible, and in any event within five (5) Business Days after the occurrence of a Mandatory Repurchase Event (as defined below), the Company shall furnish to the Holder written notice setting forth in reasonable detail the facts and circumstances underlying such Mandatory Repurchase Event. The occurrence of any such Mandatory Repurchase Event shall constitute an irrevocable offer by the Company to purchase all of the Notes held by the Holder, at 101% of the principal amount thereof, on a date to be specified by the Company, which date shall be not less than thirty (30) days nor more than ninety (90) days after the occurrence of such Mandatory Repurchase Event, together with all accrued and unpaid interest on the amount so purchased through the date of purchase. Following receipt of any offer to prepay the Notes hereunder, the Holder shall advise the Company, by written notice, within ten (10) days after receipt of such offer, as to whether it desires to sell all or any of the Notes held by it (in integral multiples of $500,000), specifying the principal amount of the Notes to be sold by it. If the Holder accepts such offer but does not specify an amount it wishes to receive, it will be deemed to have elected to sell all of the Notes held by it.

     5. MANDATORY REPURCHASE EVENT. "Mandatory Repurchase Event" shall mean at any time prior to or after a public offering (i) any person together with all affiliates and associates of such person, shall become the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Directors; or (ii) persons who constitute the Company's Board of Directors as of the date hereof cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Company's Board of Directors; or (iii) the Board of Directors and the stockholders of the Company (if required) shall approve (a) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate at least 51% or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (b) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (c) any plan or proposal for the liquidation or dissolution of the Company.

     6. NOTICES TO HOLDERS. So long as this Note shall be outstanding, (i) if the Company


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shall pay any dividend or make any distribution upon the Common Stock or (ii) if the Company shall offer to the holders of Common Stock for subscription or purchase by them any share of any class of Capital Stock or any other rights or
(iii) if any capital reorganization of the Company, reclassification of the Capital Stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then in any such case, the Company shall cause to be mailed by certified mail to the Holder, at least fifteen (15) days prior the date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up. The Company shall also promptly deliver a notice to the Holder describing any Default of which it has become aware.

     7. COSTS. The Company agrees to reimburse Holder for any reasonable legal fees or other costs associated with this Note or any of the other Loan Documents.

     8. REPRESENTATIONS AND WARRANTIES. The Company hereby makes each of the representations and warranties set forth on Schedule 1 hereto, as of the date of this Agreement.

     9. COVENANTS. The Company hereby agrees to observe and perform each of the covenants set forth on Schedule 2 hereto.

     10. CONDITIONS PRECEDENT. Prior to the extension of the funds contemplated to be advanced herein, unless waived in writing in advance by the Holder, the Company shall have delivered to the Holder the following documents, in form and substance satisfactory to the Holder, and performed the following undertakings to the satisfaction of the Holder:

          (a) this Note;

          (b) a security agreement in favor of the Holder executed by the Company (the "Security Agreement");

          (c) a pledge and security agreement executed by the Company in favor of the Holder pledging all of the capital stock owned by the Company relative to certain of the subsidiaries of the Company (the "Pledge and Security Agreement");

          (d) a UCC-1 financing statement;

          (e) a post-closing letter evidencing the Company's obligation to perform certain undertakings post closing;


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          (f) an officer's certificate of the Company with respect to incumbency and resolutions authorizing the execution and delivery of the Note and the other Loan Documents;

          (g) a legal opinion of the August Law Group, P.C., counsel to the Company;

          (h) termination of all funds advanced to the Company by Arimetco, Inc. and all liens relating thereto, including receipt of a payoff letter and the filing of, or authorization to file, a UCC termination relative to such liens;

          (i) a certificate of insurance naming the Holder as loss payee and additional insured;

          (j) payment of a closing fee in an amount equal to $132,500 or five percent (5%) of the original face amount of the Note; and

          (k) such other documents or certificates, and completion of such other matters, as the Holder may deem necessary or appropriate.

     11. MISCELLANEOUS.

          (a) Waiver and Amendment. Any provision of this Note may be waived, amended or modified only upon the written consent of the Company and the Holder.

          (b) Restriction on Transfer. This Note may only be transferred in compliance with applicable state and federal laws. All rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, and administrators of the parties.

          (c) No Assignment. The Company may not transfer or assign all or any part of this Note without the prior written consent of the Holder.

          (d) Governing Law. This Note shall be governed by the laws of the State of Massachusetts.

          (e) Severability. If any of the provisions of this Note is held invalid, such invalidity shall not affect the other provisions hereof that can be given effect without the invalid provision, and to this end the provisions of this Note are intended to be and shall be deemed severable.

          (f) Indemnification. The Company agrees to hold harmless, defend and indemnify the Holder, its officers, employees, agents and representatives (each, an "Indemnified Party") from and against any liability, loss, cost, expense, damage claim or cause of action due to or arising out of or in connection with this Note or any other Loan Document in any way, directly or indirectly.


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          (g) Notices. All notices and other communications given to or made upon any party hereto in connection with this Note shall, except as otherwise expressly herein provided, be in writing (including telecopy, telefaxed or telegraphic communication) and mailed via certified mail, telefaxed, telegraphed or delivered to the respective parties, as follows:

     To the Company:

          Nord Resources Corporation
          P.O. Box 384
          Dragoon, AZ 85609
          Attn: Erland Anderson, President
          Telecopier: (520) 586-7020

     With a copy (which shall not constitute notice) to:

          August Law Group, P.C.
          The Atrium Building
          19200 Von Karman Avenue, Suite 500
          Irvine, CA 92612
          Attn: Kenneth S. August, Esq.
          Telecopier: (949) 752-7776

     To the Holder

          Regiment Capital III, L.P.
          c/o Regiment Capital Advisors, LLC
          222 Berkeley Street, 12th Floor
          Boston, MA 02116
          Attn: Mark A. Brostowski
          Fax: (617) 488-1660

     With a copy (which shall not constitute notice) to:

          Proskauer Rose LLP
          One International Place
          Boston, MA 02110
          Attn: Steven M. Ellis, Esq.
          Telecopier: (617) 526-9899

Or in accordance with any subsequent written direction from the recipient party to the sending party delivered in accordance with this Section 10(g). All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon (i) delivery if delivered by hand;


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(ii) the third (3rd) Business Day after the date sent, in the case of certified mail; (iii) receipt, in the case of telecopy, or (iv) upon delivery to the telegraph company, charges prepaid, in the case of telegraph.

          (h) Definitions. The following terms shall have the meanings set forth below.

          "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the Commonwealth of Massachusetts are authorized or required to close.

          "Common Stock" means the issued and outstanding common stock, par value $.01 per share, of the Company.

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its officer, thereunto duly authorized as of this 19th day of October, 2004.

                                        NORD RESOURCES CORPORATION


                                        By: /s/ Erland Anderson
                                            ------------------------------------
                                        Name: Erland Anderson
                                        Title: President


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